Exhibit 99.1

Company Contact: Donald R. Peck, CFO 617-638-2000	Porter, LeVay & Rose, Inc. Cheryl Schneider, VP – Investor Relations Jeff Myhre, VP – Editorial 212-564-4700 Tom Gibson – VP Media Relations 201-476-0322

FOR IMMEDIATE RELEASE

FIRST MARBLEHEAD ANNOUNCES FOURTH QUARTER
AND FULL YEAR FISCAL 2005 RESULTS

—Full Year Revenues and Net Income Increase 110% and 112% Over Last Year—

—Annual Operating Margin Increases to 66%—

BOSTON, MA, August 11, 2005 – First Marblehead Corporation (NYSE: FMD), a leading provider of outsourcing services for private, non-governmental education lending, today announced its financial results for its fourth quarter of fiscal 2005 and for the full fiscal year ended June 30, 2005.

Total service revenues for the fourth quarter of fiscal 2005 reached $120.2 million, up from $101.1 million in the fourth quarter of fiscal 2004.  During the fourth fiscal quarter of 2005, the Company facilitated the securitization of $740 million of student loans, which generated $90.5 million in service revenues.  During the fourth fiscal quarter of 2004, the Company facilitated the securitization of $719 million of student loans, which generated $86.8 million in service revenues.

In June 2005, the Company announced that its special purpose entity National Collegiate Student Loan Trust 2005-2 had raised $618 million from the sale of asset-backed securities to acquire private student loans originated from several different banks under various loan programs that were structured with the assistance of First Marblehead.  The Trust acquired private student loans with a principal and accrued interest balance of approximately $462.3 million in the transaction, of which approximately 84% of the loans purchased were “direct-to-consumer” loans and approximately 16% were “school channel” loans.  First Marblehead received up-front structural advisory fees of approximately $39 million, or 8.5% of the private student loan balance securitized, for its services leading to the closing of this transaction.  In addition, over the term of the Trust, First Marblehead expects to receive additional structural advisory fees from the Trust with a discounted present value of approximately $5 million, or 1.1% of the loan balance securitized, as well as residual cash flows with a discounted present value of approximately $27 million, or 5.9% of the loan balance securitized.

During the fourth quarter, First Marblehead worked with its long-term partner, Bank of America, to close two transactions announced on June 30, 2005.  In the first transaction, First Marblehead facilitated the securitization of approximately $104 million of GATE loans.  Bank of America serves as the exclusive lender for the Company’s GATE program clients.  In the second transaction, First Marblehead facilitated the securitization of a portfolio of approximately $174 million of Fleet-branded school channel loans.  Both of these transactions contributed to First Marblehead’s fourth quarter 2005 revenues.

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Net income for the fourth quarter of fiscal 2005 was $43.0 million, or $0.65 per diluted share.  In its fourth fiscal quarter last year, the Company reported net income of $45.3 million, or $0.68 per diluted share.  The expected decline in net income for the quarter was a result of the Company’s transitioning from securitizing loans during its second and fourth fiscal quarters in fiscal 2004 to securitizing loans during its second, third and fourth fiscal quarters of fiscal 2005, thereby recording profitable operations over three quarters this year rather than over two quarters in previous years.  The Company expects to continue this pattern of three private label securitizations in fiscal 2006.

Total revenues for fiscal 2005 grew to $418 million, an increase of 110% from the $199 million of revenues recorded last year.  The volume of loans securitized during the year increased to $2.26 billion during fiscal 2005, an 82% increase over the $1.25 billion of loans securitized last year.

First Marblehead’s operating margins grew, as operating income for fiscal 2005 increased to $273.8 million, or 66% of revenue, compared to operating income of $128.7 million, or 65% of revenue last year.

Net income for fiscal 2005 increased 112% to $159.7 million, or $2.39 per diluted share, compared to $75.3 million, or $1.19 per diluted share last year.

Net cash provided by operating activities in fiscal 2005 grew to $108.4 million, an increase of 225% from last year’s record level of $33.4 million.

The Company’s fourth quarter 2005 private label loan facilitation volume grew to $434 million, compared with $328 million for the fourth quarter of fiscal 2004, an increase of 33%.  The Company’s fourth quarter 2005 GATE loan facilitations decreased to $5.0 million, compared to $5.8 million for the same period last year, a decrease of 13%.  Private label loan facilitations for all of fiscal 2005 rose to $2.56 billion, a 50% increase over private label loan facilitations during fiscal 2004 of $1.70 billion.  GATE loan facilitations for fiscal 2005 increased 9% to $105 million, up from $96 million last year.

The volume of private label loans facilitated during the fourth quarter of fiscal 2005 available for securitization increased 44% to $369.4 million, compared with $257.3 million during last year’s fourth quarter. Full year private label loans available for securitization increased 62% to $2.07 billion compared with $1.28 billion last year.  All of the GATE loans the Company facilitated during both years were also available for securitization.

During the fourth quarter of fiscal 2005, First Marblehead purchased 1,469,000 shares of its outstanding common stock on the open market for a total of $55.7 million, or an average price of approximately $37.89 per share.

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Daniel Meyers, First Marblehead’s Chairman and CEO, commented, “This has been a very successful year for First Marblehead.  Both our revenues and net income more than doubled.  Our loan volumes have continued their robust growth, particularly those that are available to us to securitize, and we continue to increase our market share.  First Marblehead’s expertise in facilitations and securitizations enabled us to achieve better-than expected operating margins over the course of the year, also contributing to our strong bottom line growth.  During the year we added several significant new clients, and more than doubled our processing capacity with the opening of a second processing facility in Medford, Massachusetts.  We have strengthened our relationships with our key long-term partners by providing them with an even broader array of customized products and securitization services.  We also restructured our GATE program offering during the latter part of the fiscal year, and hope over time to improve that program’s growth rates.”

Meyers continued, “Looking forward to fiscal 2006, the fundamental drivers of our industry indicate continued growth across the sector.  Tuitions continue to increase at extra-normal rates, and the market is demanding specialized, well-structured loan products to help students and their families meet these increased costs.  With our strong client relationships, diverse product offerings, securitization expertise, and enhanced processing capabilities, we expect to continue to increase our market share within this high-growth industry.”

First Marblehead Corporation will host a conference call today, Thursday, August 11, at 5 p.m. EDT, which will be simultaneously broadcast live over the Internet.  Daniel Meyers, Chairman and Chief Executive Officer, and Donald Peck, Executive Vice President and Chief Financial Officer, will host the call.  To access the webcast, please log on to: www.firstmarblehead.com.

A replay will be available on First Marblehead’s website for 14 days.  A telephone replay will also be available for 14 days by dialing (888) 286-8010 from the U.S., or (617) 801-6888 for international callers, and entering the pass code 30341727.

About First Marblehead Corporation

First Marblehead provides outsourcing services for private, non-governmental education lending in the United States.  The Company helps meet the growing demand for private education loans by providing national and regional financial institutions and educational institutions, as well as businesses and other enterprises, with an integrated suite of design, implementation and securitization services for student loan programs tailored to meet the needs of their respective customers, students, employees and members.

This is a “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements contained herein, including statements related to our outlook for the industry and for our performance for fiscal year 2006 and beyond, are based upon the Company’s historical performance and on current plans, estimates and expectations.  The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved.  These forward-looking statements represent First Marblehead’s expectations as of August 11, 2005. Subsequent events may cause our expectations to change, and we disclaim any obligation to update the forward-looking statements in the future. You are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory and competitive and other factors that may cause First Marblehead’s performance or achievements to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause First Marblehead’s actual results to differ from its expectations include the factors set forth under the caption “Factors That May Affect Future Results” in First Marblehead’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on May 13, 2005.  These risks could cause actual results of the industry or our actual results for fiscal year 2006 and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company.

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First Marblehead Corporation and Subsidiaries

Condensed Consolidated Statements of Income

For the Fourth Quarters and Fiscal Years Ended June 30, 2005 and 2004 (Unaudited)

(in thousands, except per share data)

	Three months ended		Fiscal years ended
	June 30,		June 30,
	2005	2004	2005	2004
Service revenues:
Structural advisory fees	$58,720	$58,011	$197,453	$97,195

Residuals	36,943	30,104	138,780	64,895

Processing fees from The Education Resources Institute (TERI)	23,653	12,140	78,200	35,056

Administrative and other fees	885	886	3,544	2,114

Total service revenues	120,201	101,141	417,977	199,260

Operating expenses:
Salaries and benefits	20,085	9,337	67,608	34,839

General and administrative expenses	24,866	13,270	76,568	35,693

Total operating expenses	44,951	22,607	144,176	70,532

Income from operations	75,250	78,534	273,801	128,728

Other income:
Total other income, net	(1,122)	(53)	(3,288)	(73)

Income before income tax expense	76,372	78,587	277,089	128,801

Income tax expense	33,324	33,311	117,424	53,530

Net income	$43,048	$45,276	$159,665	$75,271

Net income per share, basic	$0.66	$0.73	$2.46	$1.27

Net income per share, diluted	0.65	0.68	2.39	1.19

Weighted average shares outstanding, basic	65,522	61,989	65,033	59,048

Weighted average shares outstanding, diluted	66,409	66,310	66,804	63,516

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First Marblehead Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

As of June 30, 2005 and 2004 (Unaudited)

(in thousands)

	June 30, 2005	June 30, 2004
Assets
Total cash and other short-term investments	$193,796	$168,712
Service receivables:
Structural advisory fees	53,371	34,334
Residuals	247,275	108,495
Processing fees from TERI	8,944	6,052
	309,590	148,881

Property and equipment, net	39,095	10,831

Goodwill	3,176	3,176
Intangible assets, net	2,620	3,180
Prepaid expenses	6,757	23,030
Other assets	3,159	2,246
Total assets	$558,193	$360,056

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued expenses	$33,318	$26,285
Net deferred income tax liability	84,208	40,138
Notes payable and capital lease obligations	17,410	15,183
Other liabilities	1,691	314
Total liabilities	136,627	81,920

Commitments and contingencies
Stockholders’ equity:
Total stockholders’ equity	421,566	278,136
Total liabilities and stockholders’ equity	$558,193	$360,056

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Appendix (A)

First Marblehead Corporation and Subsidiaries

Loan Facilitation Metrics

(Dollars in Millions)

	FY 2005	FY2004	% Increase (Decrease)
Q4 Loan Facilitation Volume
Direct-to-Consumer Loans	$314	$235	34%
School Channel Loans	120	93	29%
Private Label Loans	434	328	33%
GATE Loans	5	6	(13)%
Total Loan Facilitation Volume, recurring	439	334	32%
Fleet-branded School Channel Loans	174	—
Total Loan Volume, including non-recurring	$613	$334	84%

Full Year Loan Facilitation Volume
Direct-to-Consumer Loans	$1,651	$1,038	59%
School Channel Loans	906	666	36%
Private Label Loans	2,557	1,704	50%
GATE Loans	105	96	9%
Total Loan Facilitation Volume, recurring	2,662	1,801	48%
Fleet-branded School Channel Loans	174	—
Total Loan Volume, including non-recurring	$2,836	$1,801	57%

Q4 Volume of Loans Available for Securitization
Direct-to-Consumer Loans	$299	$217	38%
School Channel Loans	70	40	74%
Private Label Loans	369	257	44%
GATE Loans	5	6	(13)%
Total Loans Available for Securitization, recurring	374	263	42%
Fleet-branded School Channel Loans	174	—
Total Loans Available for Securitization, including non-recurring	$548	$263	108%

Full Year Volume of Loans Available for Securitization
Direct-to-Consumer Loans	$1,582	$957	65%
School Channel Loans	489	324	51%
Private Label Loans	2,071	1,281	62%
GATE Loans	105	96	9%
Total Loans Available for Securitization, recurring	2,176	1,377	58%
Fleet-branded School Channel Loans	174	—
Total Loans Available for Securitization, including non-recurring	$2,350	$1,377	71%

Percentage of Loans Available for Securitization, recurring
Q4	85%	79%
Full Year	82%	76%

Q4 Volume of Loans Not Available for Securitization
Direct-to-Consumer Loans	$15	$18	(15)%
School Channel Loans	50	53	(5)%
Total Loan Facilitation Volume Not Available for Securitization	$65	$71	(8)%

Full Year Volume of Loans Not Available for Securitization
Direct-to-Consumer Loans	$68	81	(15)%
School Channel Loans	418	342	22%
Total Loan Facilitation Volume Not Available for Securitization	$486	$423	15%

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